Exhibit B4(B)             Annuity Policy Form, VA87


                    UNITED INVESTORS LIFE INSURANCE COMPANY

                           A Missouri Stock Company


                       DEFERRED VARIABLE ANNUITY POLICY
                 Annuity payments begin on the retirement date.
    Death benefit payable at annuitant's death prior to the retirement date. Purchase payments are flexible, subject to the limits described herein.
          This policy is nonparticipating. Dividends are not payable.


WE WILL PAY the monthly annuity payments to the annuitant starting on the retirement date, as provided in this policy; and

WE WILL PROVIDE the other rights and benefits of this policy.

Payment of any benefits and all other rights are subject to the terms of this policy. This policy is issued in consideration of the application and payment of the initial purchase payment.

"FREE LOOK" PERIOD - You may cancel this policy by returning it by the 10th day after you receive it. You may return it to us or to the agent who sold it to you. When we receive the policy, we will cancel it and refund the purchase payment that was paid.

POLICY VALUE - The policy value of this policy may increase or decrease daily depending on the investment experience of the investment divisions.

Signed for United Investors Life Insurance Company at Birmingham, Alabama.

John H. Livingston                       Anthony L. McWhorter
Secretary                                President


ANNUITANT:            JOHN DOE          ISSUE AGE:          39 MALE

POLICY DATE:          OCT 02, 1998      POLICY NUMBER:      1234567

RETIREMENT DATE:      OCT 02, 2054      INITIAL PURCHASE
                                        PAYMENT:            5,000.00

                          GUIDE TO POLICY PROVISIONS


                                                                        Section
Additional Purchase Payments..............................................5
Age and Sex...............................................................2
Assignment................................................................7
Beneficiary...............................................................7
Change of Beneficiary.....................................................7
Death Benefit.............................................................4
Definitions...............................................................1
Delay in Payments........................................................13
Errors in Age or Sex......................................................6
Initial Purchase Payment..................................................2
Investment Divisions.....................................................12
Annuity Provisions........................................................8
Policy Date...............................................................2
Purchase Payment Provisions...............................................5
Termination of Policy....................................................10
Variable Account.........................................................11
Variable Account Value....................................................1
Withdrawals..............................................................10

                                1. DEFINITIONS
------------------------------------------------------------------------------

Annuitant - The person on whose life annuity payments depend.

You, Your - The owner of this policy. The owner may be someone other than the annuitant. The owner is shown in the application unless the owner has been changed as provided in this policy.

We, Our, Us - United Investors Life Insurance Company.

Accumulation Unit - An accounting unit used prior to the retirement date to calculate the policy value.

Age - The issue age shown under Policy Data as determined by us from the birthdate stated in the application. Attained ages are determined from the policy date. We use age nearest birthdate.

Annuity Unit - An accounting unit used after the retirement date to calculate the value of variable annuity payments.

Investment Divisions - The investment divisions named under Policy Data. Each is part of a variable account of ours.

Net Purchase Payment - The purchase payment less any deduction for premium taxes.

Policy Anniversary - The same day and month as the policy date each year that the policy remains in force.

Policy Date - The date from which policy anniversaries and policy years are determined. Your policy date is shown under Policy Data.

Policy Value - The variable account value prior to the retirement date.

Retirement Date - The date on which annuity payments are to start. The retirement date is shown under Policy Data, unless changed.

Valuation Date - Each day that the New York Stock Exchange is open for trading.

Valuation Period - The interval of time between a valuation date and the next valuation date. It is measured from the closing of the New York Stock Exchange.

Variable Account Value - The sum of the values of the investment divisions under this policy.

Variable Annuity - An annuity with payments which vary in amount with the investment experience of the variable account.

Written Request - A request in writing signed by you.




                                      Page 2                                 VA2

                                2.  POLICY DATA
-------------------------------------------------------------------------------

ANNUITANT:              JOHN DOE                   ISSUE AGE:    39 MALE

POLICY DATE:            OCT 02, 1998               POLICY NUMBER: 1234567

RETIREMENT DATE:        OCT 02, 2054               INITIAL PURCHASE

                                                   PAYMENT: $5,000

POLICY:                 DEFERRED VARIABLE ANNUITY

PARTIAL WITHDRAWAL WAITING PERIOD:                 ONE YEAR

MINIMUM INITIAL PURCHASE PAYMENT:                  $5,000
MINIMUM ADDITIONAL PURCHASE PAYMENTS:              $1,000  EACH PAYMENT
MAXIMUM TOTAL PURCHASE PAYMENTS:                   $5,000

MAXIMUM NUMBER OF PURCHASE
PAYMENTS PER POLICY YEAR                           NO MAXIMUM



                              INVESTMENT DIVISIONS
------------------------------------------------------------------------------

INVESTMENT DIVISION                            INVESTMENT PORTFOLIO
-------------------                            --------------------
ASSET STRATEGY DIVISION                        ASSET STRATEGY PORTFOLIO
BALANCED DIVISION                              BALANCED PORTFOLIO
BOND DIVISION                                  BOND PORTFOLIO
GROWTH DIVISION                                GROWTH PORTFOLIO
HIGH INCOME DIVISION                           HIGH INCOME PORTFOLIO
INCOME DIVISION                                INCOME PORTFOLIO
INTERNATIONAL DIVISION                         INTERNATIONAL PORTFOLIO
LIMITED-TERM BOND DIVISION                     LIMITED-TERM BOND PORTFOLIO
MONEY MARKET DIVISION                          MONEY MARKET PORTFOLIO
SMALL CAP DIVISION                             SMALL CAP PORTFOLIO
SCIENCE & TECHNOLOGY DIVISION                  SCIENCE & TECHNOLOGY PORTFOLIO

EACH INVESTMENT DIVISION IS PART OF A VARIABLE ACCOUNT OF UNITED
INVESTORS LIFE INSURANCE COMPANY.

------------------------------------------------------------------------------

ANNUAL DEDUCTION FOR:

 SALES EXPENSES:                       .85% OF THE INITIAL PURCHASE
                                       PAYMENT ON EACH OF THE FIRST
                                       TEN POLICY ANNIVERSARIES

 ADMINISTRATIVE EXPENSES:              $50 ON EACH POLICY ANNIVERSARY

MORTALITY AND EXPENSE RISK CHARGE:     .002454% PER DAY, EQUIVALENT TO
                                       .90% PER YEAR

DEDUCTION FROM EACH PURCHASE
PAYMENT FOR SALES EXPENSE:
 INITIAL PAYMENT:                      NONE
 ADDITIONAL PAYMENTS:                  6.00%

DEDUCTION FOR PREMIUM TAXES:           AS INCURRED


                        TABLE OF WITHDRAWAL CHARGE RATES
------------------------------------------------------------------------------

                  POLICY                      WITHDRAWAL
                   YEAR                        CHARGES

                     1          8% OF THE INITIAL PURCHASE PAYMENT
                     2          7% OF THE INITIAL PURCHASE PAYMENT
                     3          6% OF THE INITIAL PURCHASE PAYMENT
                     4          5% OF THE INITIAL PURCHASE PAYMENT
                     5          4% OF THE INITIAL PURCHASE PAYMENT
                     6          3% OF THE INITIAL PURCHASE PAYMENT
                     7          2% OF THE INITIAL PURCHASE PAYMENT
                     8          1% OF THE INITIAL PURCHASE PAYMENT
                 THEREAFTER     0% OF THE INITIAL PURCHASE PAYMENT


In no event will more than the initial purchase payment be subject to withdrawal charges.


                                    PAGE 4                                  VA3

                             3. AMOUNT OF PROCEEDS
------------------------------------------------------------------------------

The proceeds payable by this policy are:
*    Upon the death of the annuitant, the death benefit.
*    On the retirement date, the policy value less any withdrawal charges.
* On surrender of the policy prior to the retirement date, the policy value less any withdrawal charges.

                                4. DEATH BENEFIT
------------------------------------------------------------------------------

ANNUITANT'S DEATH BEFORE THE RETIREMENT DATE - The death benefit payable if the annuitant dies while this policy is in force is the greater of:
1. the total purchase payments made, less any amounts withdrawn, less any withdrawal charges on the amounts withdrawn; and less any transaction charges; or
2.   the policy value on the date of death.

ANNUITANT'S DEATH AFTER THE RETIREMENT DATE - If the annuitant dies after the retirement date, the amount payable, if any, will be as provided in the annuity payment option then in effect.

PAYMENT OPTIONS - The death benefit may be paid in a lump sum, or under one of the annuity payment options.

                         5. PURCHASE PAYMENT PROVISIONS
------------------------------------------------------------------------------

ALLOCATION OF PURCHASE PAYMENTS - You may choose any whole percentage for each investment division from 0% to 100%. You may allocate your payments to no more than four investment divisions.

INITIAL PURCHASE PAYMENT - Between the date the initial purchase payment was received and the policy date, we will credit interest on the initial purchase payment as if it had been invested in the Money Market Investment Division.

On the policy date: The initial net purchase payment, plus any accrued interest, will be allocated to the Money Market Investment Division.

At the end of the "Free Look" period: The policy value will be allocated among the investment divisions according to the allocation percentages you specified in your application.


ADDITIONAL PURCHASE PAYMENTS - You may make additional purchase payments prior to the retirement date provided:

1. they do not exceed the maximum number of purchase payments per policy year shown under Policy Data; and

2.  they equal or exceed the minimum amount shown under Policy Data.

On the date we receive an additional purchase payment, it will be allocated to the investment divisions in the proportions that the value of each investment division bears to the variable account value, unless otherwise specified.

MAXIMUM TOTAL PURCHASE PAYMENTS - Total purchase payments may not exceed the maximum shown under Policy Data, unless we agree.

                                    Page 5                                  VA6

                             6.  GENERAL PROVISIONS
------------------------------------------------------------------------------

THE CONTRACT - This policy, including the application, is the entire contract between you and us. Any change must be made in writing by one of our officers.

All statements in the application are representations and not warranties. No statement shall be used to void this policy or to defend against a claim unless contained in the application.

PAYMENT OF BENEFITS - All benefits are payable at our Home Office. We may require you to submit this policy before we approve changes or pay benefits.

ERRORS IN AGE AND SEX - If the annuitant's age or sex is misstated, the benefits under this policy will be those the purchase payments paid would have purchased at the correct age and sex.

INCONTESTABILITY - This policy will not be contested.

EVIDENCE OF SURVIVAL - Where any payments under this policy depend on the recipient being alive, we may require proof of survival prior to making the payments.

STATE LAWS - This policy is governed by the law of the state in which it is delivered. The values and benefits of this policy are at least equal to those required by such state.

ANNUAL REPORT - At least once a year prior to the retirement date, we will send you a report which shows the following information:
1.  the current policy value;
2.  all purchase payments since the last report;
3.  all charges since the last report;
4.  all partial withdrawals since the last report;
5.  the current surrender value; and
6.  the current death benefit.

REQUIRED DISTRIBUTIONS PURSUANT TO IRC SEC 72(s) - If either the policy owner or joint owner dies before the entire interest in the policy is distributed:
1. In general the following applies: (a) If death occurs on or after the retirement date, the remaining portion of such interest will be distributed at least as rapidly as under the method of distribution being used as of the date of death; (b) If death occurs before the retirement date, the entire interest in this policy will be distributed within 5 years after the date of death.

2. There is an exception to (1) above, if the person to whom ownership of this policy passes by reason of such death (hereafter referred to as the "owner's designated beneficiary"), chooses to take any portion of his interest in this policy as an annuity, to be paid to himself or for his benefit, then such portion shall be treated as distributed on the date distributions begin, provided: (a) such distributions begin no later than 1 year after the death of the owner or joint owner, whichever is first, or such later date as may be prescribed by federal regulations; and (b) such portion will be distributed, in accordance with regulations, either over the lifetime of the owner's designated beneficiary, or over a period not extending beyond his life expectancy.

3.   Special rule where surviving spouse is the owner's designated beneficiary:
     If the owner's designated beneficiary is the surviving spouse of the deceased owner or joint owner, then paragraphs (1) and (2) shall be applied by treating such spouse as the original policy owner.


                                    Page 6                                  VA8

                            7. OWNER AND BENEFICIARY
------------------------------------------------------------------------------

OWNER - The original owner of this policy is as shown in the application. Unless you provide otherwise, you may exercise all rights granted by this policy during the annuitant's lifetime. If there is more than one owner at a given time, all must exercise the rights of ownership by joint action.

BENEFICIARY - The original beneficiary of this policy is as shown in the application. If no beneficiary is living at the death of the annuitant, the proceeds will be paid to you, if you are living, or to your estate.

CHANGE IN POLICY OWNER AND BENEFICIARY - Unless you provide otherwise in writing to us, you may change the owner or beneficiary during the lifetime of the annuitant. Changes must be made by written request filed with us. The change will take effect on the date the request was signed, but it will not apply to payments made by us before we accept the request in writing.

ASSIGNMENT - You may assign this policy. However, no assignment will bind us until it is filed in writing at our Home Office. When it is filed, your rights and the rights of any beneficiary will be subject to it. We will not be responsible for the validity of any assignment.



                                    Page 7                                  VA9

                             8.  ANNUITY PROVISIONS
------------------------------------------------------------------------------

RETIREMENT DATE - The first annuity payment will be made as of the retirement date. This date is shown under Policy Data. It may be the first day of any calendar month commencing 30 days after the policy date regardless of the Annuitant's age.

CHANGE OF RETIREMENT DATE - You may change the retirement date, if:
1.  you tell us in writing; and
2.  you tell us at least 30 days prior to the new date.

ANNUITY PAYMENT OPTIONS - You may choose one or more of the following forms of annuity payment. We may require that you exchange this contract for a supplemental contract which provides the annuity payments.

Option 1: Life Annuity With No Guaranteed Period - This provides monthly annuity payments during the lifetime of the annuitant. No payment will be made after the death of the annuitant.

Option 2: Joint Life Annuity Continuing To The Survivor - This provides monthly annuity payments during the lifetime of the annuitant and a joint annuitant. Payments will continue to the survivor during the survivor's remaining lifetime.

Option 3: Life Annuity With 120 or 240 Monthly Payments Guaranteed - This provides monthly annuity payments during the lifetime of the annuitant. A guaranteed period of 120 or 240 months may be chosen. If the annuitant dies prior to the end of this guaranteed period, payments will be made to the beneficiary until the end of the guaranteed period.

Option 4: Any form of annuity satisfactory to both us and the annuitant - Selection of the annuity option must be made by written request to us at least 30 days prior to the retirement date.

If the net amount to be applied to an option is less than $3,000, we have the right to pay such amount in one sum. Also, if any initial payment would be less than $50, we have the right to change the frequency of payment to an interval that will result in payments of at least $50.

DETERMINATION OF FIRST VARIABLE ANNUITY PAYMENT - At the retirement date, the policy value as of 14 days prior to the retirement date, less any premium taxes and less any withdrawal charges, will be applied to the applicable annuity table. This will be done in accordance with the annuity payment option chosen. The amount payable for the first payment for each $1,000 so applied is shown in the annuity tables.

The annuity tables are based on the 1971 Individual Annuity Mortality Table (set back two years) with interest at 4.0%. Where requested and required by law unisex tables will be used.

VARIABLE ANNUITY PAYMENTS AFTER THE FIRST - The dollar amount of the variable annuity payments after the first is not fixed. It may change from month to month. The dollar amount of such payments is determined as follows:

1. the dollar amount of the first annuity payment for each investment division is divided by the value of the annuity unit for the valuation period ending 14 days prior to the retirement date. This result establishes the number of annuity units for monthly annuity payments after the first. This number of annuity units remains fixed during the annuity payment period unless subsequently changed by reallocations.

2. the number of annuity units is multiplied by the annuity value for the valuation period 14 days prior to the annuity payment date. This result establishes the dollar amount of the payment for the investment division.

The total payment is the sum of the payments for all investment divisions, less the pro-rata portion of the policy administration fee.

We guarantee that the dollar amount of each payment after the first will not be affected by variations in expenses or mortality experience.

REALLOCATIONS DURING ANNUITY PAYMENT PERIOD - During the annuity payment period, the annuitant alone has the sole right to reallocate the value of the annuitant's interest in the investment divisions by written request to us, subject to the following limitations:
1. reallocations among investment divisions may be made only once each policy year.
2. reallocations will be made as of the next valuation period 14 days prior to the annuity payment date.
3. reallocations may cause the number of annuity units to change, but will not change the dollar amount of the annuity payment as of the reallocation date.
4. there may be an interest in no more than four investment divisions after the reallocation.


                                    Page 8                                  VA9

ANNUITY TABLES

JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS
PER $1,000 PROCEEDS APPLIED

                   FEMALE AGE
MALE
AGE          50         55          60          65          70

50         4.21       4.34        4.47        4.59        4.69
55         4.29       4.47        4.65        4.82        4.98
60         4.35       4.58        4.81        5.06        5.29
65         4.41       4.66        4.96        5.29        5.63
70         4.45       4.73        5.08        5.49        5.96

LIFE ANNUITY PAYMENTS PER $1,000 PROCEEDS APPLIED

GUARANTEED PERIOD                   GUARANTEED PERIOD
MALE          120     240           FEMALE            120     240
AGE   NONE   MONTHS  MONTHS          AGE      NONE   MONTHS  MONTHS

40     4.30    4.28    4.22            40      4.06    4.05    4.02
41     4.35    4.33    4.26            41      4.09    4.08    4.06
42     4.40    4.38    4.30            42      4.13    4.12    4.09
43     4.45    4.43    4.34            43      4.17    4.16    4.13
44     4.51    4.48    4.39            44      4.21    4.20    4.16

45     4.57    4.54    4.43            45      4.26    4.25    4.20
46     4.63    4.60    4.48            46      4.31    4.29    4.24
47     4.70    4.66    4.53            47      4.36    4.34    4.28
48     4.77    4.72    4.57            48      4.41    4.39    4.33
49     4.85    4.79    4.62            49      4.46    4.44    4.37

50     4.92    4.86    4.68            50      4.52    4.50    4.42
51     5.00    4.93    4.73            51      4.59    4.56    4.47
52     5.09    5.01    4.78            52      4.65    4.62    4.52
53     5.17    5.08    4.84            53      4.72    4.69    4.57
54     5.27    5.17    4.89            54      4.80    4.76    4.63

55     5.36    5.25    4.95            55      4.87    4.83    4.69
56     5.47    5.34    5.01            56      4.96    4.91    4.75
57     5.57    5.43    5.06            57      5.05    4.99    4.81
58     5.68    5.53    5.12            58      5.14    5.07    4.87
59     5.80    5.63    5.18            59      5.24    5.16    4.93

60     5.93    5.73    5.24            60      5.34    5.25    5.00
61     6.06    5.84    5.30            61      5.45    5.35    5.07
62     6.20    5.96    5.36            62      5.56    5.45    5.14
63     6.35    6.08    5.42            63      5.69    5.56    5.20
64     6.51    6.21    5.48            64      5.82    5.68    5.27

65     6.69    6.34    5.53            65      5.96    5.80    5.34
66     6.87    6.48    5.59            66      6.11    5.93    5.41
67     7.07    6.62    5.64            67      6.27    6.07    5.48
68     7.28    6.77    5.69            68      6.45    6.22    5.54
69     7.51    6.93    5.73            69      6.64    6.37    5.60

70     7.75    7.09    5.78            70      6.85    6.54    5.66
71     8.01    7.26    5.81            71      7.08    6.71    5.71
72     8.30    7.43    5.85            72      7.33    6.89    5.76
73     8.60    7.60    5.88            73      7.60    7.08    5.81
74     8.93    7.78    5.91            74      7.90    7.28    5.84

75     9.28    7.96    5.93            75      8.22    7.48    5.88
76     9.67    8.14    5.95            76      8.57    7.68    5.90
77    10.08    8.32    5.97            77      8.95    7.89    5.92

78    10.53    8.50    5.98            78      9.37    8.10    5.94
79    11.02    8.67    5.99            79      9.82    8.30    5.96

80    11.54    8.84    5.99            80     10.32    8.50    5.97
81    12.12    9.01    6.00            81     10.86    8.69    5.98
82    12.74    9.16    6.00            82     11.46    8.88    5.98
83    13.41    9.31    6.00            83     12.11    9.04    5.99
84    14.14    9.44    6.00            84     12.81    9.20    5.99
85    14.95    9.57    6.00            85     13.59    9.33    6.00

                                9. WITHDRAWALS
------------------------------------------------------------------------------

How Withdrawals May be Made - Prior to the earlier of the retirement date or the death of the annuitant, you may make withdrawals from the policy value. Partial withdrawals are subject to the waiting period shown in the Policy Data.

A withdrawal will be made from the investment divisions in the proportions that the value of each investment division bears to the variable account value, unless you instruct us otherwise.

Withdrawal Limits - A partial withdrawal may not be less $250.

The remaining policy value must not be less than $2,000 after any partial withdrawal. If the remaining policy value would be less than this $2,000, we will treat the request for partial withdrawal as a request for surrender of the policy for the full policy value less any withdrawal charges.

Free Withdrawals -
1. Each policy year you may withdraw up to 10% of cumulative purchase payments without a withdrawal charge.
2. You may request up to 4 withdrawals per policy year without a transaction charge.

Charges If You Exceed Free Withdrawal Limits -
1. After the 4th withdrawal in a policy year, a $20 transaction charge will apply to each additional withdrawal.
2. After 10% of cumulative purchase payments has been withdrawn in a policy year, withdrawal charges will apply to excess withdrawals. The withdrawal charge rates are shown in the Policy Data.

Maximum Amount of Withdrawal Charges - After the sum of all withdrawals on which you have paid withdrawal charges equals the initial purchase payment, further withdrawals will not be subject to withdrawal charges. Also, in no event will the sum of the withdrawal charges you have paid, plus the sum of annual deductions made for sales expenses, exceed 8.5% of the initial purchase payment.

                           10. TERMINATION OF POLICY
------------------------------------------------------------------------------

Unless the full policy value less any withdrawal charges is withdrawn, the policy will continue in force until the retirement date. If the full policy value less any withdrawal charges is withdrawn, this policy will terminate.

                                    Page 10                               VA1091

                          11. VARIABLE ACCOUNT VALUE
------------------------------------------------------------------------------

VARIABLE ACCOUNT VALUE - The variable account value is the sum of the values of the investment divisions under this policy. Those available as of the policy date are shown under Policy Data.

On the policy date, the value of the investment divisions is equal to the initial net purchase payment plus any accrued interest from date of receipt of the payment to the policy date.

On any subsequent date, the value of each investment division will be calculated as:

          a + b + c - d - e - f - g

where:
a. is the value of the investment division on the preceding valuation date, multiplied by the appropriate Net Investment Factor for the current valuation period;

b. is the amount of any net purchase payments allocated to the investment division during the current valuation period;

c. is the amount of any transfers from other investment divisions to the investment division during the current valuation period;

d. is the amount of any withdrawals, withdrawal charges, and transaction charges from the investment division during the current valuation period;

e. is the amount of any transfers to other investment divisions from the investment division during the current valuation period;

f. is the portion of any annual deduction during the current valuation period allocated to the investment division; and

g. is the portion of any deduction for premium taxes during the current valuation period allocated to the investment division.

ANNUAL DEDUCTIONS - A deduction will be made on each of the first ten policy anniversary dates prior to the retirement date for sales expenses equal to the percentage of the initial purchase payment shown under Policy Data. In no event, however, will the sum of annual deductions made for sales expenses, plus any withdrawal charges you have paid, exceed 8.5% of the initial purchase payment.

In addition, a deduction will be made on each policy anniversary for policy administration, not to exceed the amount shown under Policy Data. After the retirement date, the deduction for policy administration will be made pro-rata from each annuity payment.

DEDUCTION FOR PREMIUM TAXES - Any premium taxes levied by a state or other government entity will be charged against the purchase payments or variable account value when they are incurred.



                                    Page 11                                 VA11

                           12. INVESTMENT DIVISIONS
------------------------------------------------------------------------------

THE INVESTMENT DIVISIONS - Each of the investment divisions is part of a variable account of ours. Those available as of the policy date are named under Policy Data. We have allocated a part of our assets for this and certain other policies to the investment divisions. Such assets remain our property. They cannot be charged, however, with liabilities from any other business in which we may take part.

ALLOCATIONS TO, AND INVESTMENTS OF THE INVESTMENT DIVISIONS - Purchase payments, transfers, and withdrawals will be allocated as you specify. All other additions to or deductions from the investment divisions will be allocated in the proportion that the value of each investment division bears to the account value. Each investment division will buy or liquidate shares or units of the investment portfolio shown for that investment division under Policy Data or as later added or changed.

DETERMINING INVESTMENT RESULTS - The variable account value will change due to the investment results of the investment divisions. We use an index to measure these changes in investment results. The index is called a unit value. Each investment division has its own accumulation and annuity unit values.

ACCUMULATION UNIT VALUE - For each investment division the accumulation unit values were initially set at $1.00. Thereafter, the unit value for a given valuation period is equal to the unit value for the prior valuation period multiplied by the net investment factor for the given valuation period.

At the end of any valuation period prior to the retirement date the value of an investment division is equal to the number of units multiplied by the unit value.

ANNUITY UNIT VALUE - For each investment division the annuity unit values were initially set at $1.00. Thereafter, the unit value for a given valuation period is equal to the unit value for the prior valuation period multiplied by (1) times (2) where:

1.   is the net investment factor for the given valuation period; and

2. is an interest factor which neutralizes the assumed investment rate of 4.0% per year, which is built into the mortality tables. The daily factor is .99989255.

NET INVESTMENT FACTOR/HOW IT IS DETERMINED - The net investment factor is an index applied to measure the investment performance of an investment division from one valuation period to the next. The net investment factor may be greater or less than one; therefore, the value of a unit may increase or decrease.

The net investment factor of an investment division for any valuation period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

1.   is the result of:

     a. the net asset value per share or value per unit of the investment held in the investment division determined at the end of the current valuation period; plus

     b. the per share amount of any dividend or capital gain distributions made by the investment held in the investment division, if the "ex-dividend" date occurs during the current valuation period; plus or minus


     c. a charge or credit for any taxes reserved for the current valuation period which we determine to have resulted from the investment operations of the investment division;

2.   is the result of:

     a. the net asset value per share or value per unit of the investment held in the investment division, determined at the end of the last prior valuation period; plus or minus

     b. the charge or credit for any taxes reserved for the last prior valuation period;

3.   is a deduction for certain mortality and expense risks that we assume.

MORTALITY AND EXPENSE RISK CHARGE DEDUCTION - This is a deduction from each of the investment divisions, computed on a daily basis starting on the policy date, which compensates us for the mortality and expense risks assumed by us under this policy. The daily deduction rate is shown under Policy Data.


                                    Page 12                                 VA12

CHANGES IN THE INVESTMENT DIVISIONS - This would happen if laws or regulations changed, we added investment divisions, the investment portfolio became unavailable or, in our judgement, the investment was no longer suitable for the investment divisions. If any of these situations occurred, we would have the right to add or substitute investments other than those shown under Policy Data. We would first seek approval of the Securities and Exchange Commission and, where required, the insurance regulator of the state where this policy is delivered.

OTHER CHANGES - To the extent permitted by applicable laws and regulations (including any order of the SEC), we may make changes as follows:

1. The variable account may be operated as a management company under the Investment Company Act of 1940, or in any other form permitted by law, if we deem it to be in the best interest of the policy owners.

2. The variable account may be deregistered under the Investment Company Act of 1940 in the event registration is no longer required.

3. The variable account may be combined with other separate investment accounts.

4. The provisions of this and other policies may be modified to comply with any other applicable federal or state laws; or to take advantage of any benefits allowed by changes in applicable laws.

In the event of such changes, we may make appropriate endorsement on this and other policies having an interest in the variable account and take other actions as may be necessary to effect such a change.

TRANSFERS MADE AMONG YOUR INVESTMENT DIVISIONS - By written request or other requests acceptable to us, you may transfer all or part of the value of an investment division to one or more of the other investment divisions. The amount transferred, however, must be at least: 1) $1,000; or 2) the total value in the investment division, if less. Only twelve such transfers may be made in a policy year prior to the retirement date. After the retirement date, one reallocation of investment divisions per year may be made; see Annuity Provisions. You may have value in no more than four investment divisions at any time. We may further suspend or modify this transfer privilege at any time with the necessary approval of the Security and Exchange Commission.

                      13. DELAY OR SUSPENSION OF PAYMENTS
------------------------------------------------------------------------------

We will normally pay the partial withdrawal amount or the surrender value within 7 days after we receive your written request in our home office. We have the right, however, to suspend or delay the date of any payment for any period:
1.   When the New York Stock Exchange is closed
2.   When trading on the New York Stock Exchange is restricted
3.   When an emergency exists, and as a result:
     a. disposal of securities held in the investment divisions is not reasonably practicable; or
     b. it is not reasonably practicable to fairly determine the value of the investment divisions; or
4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions set forth in the above items 2 and 3 exist.



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